FOR IMMEDIATE RELEASE
For more information contact:
Dustin Luton, President and Chief Executive Officer
Jean M. Carandang, Chief Financial Officer
(626) 339-9663 x1207

KAISER FEDERAL FINANCIAL GROUP, INC. ANNOUNCES THIRD QUARTER EARNINGS

Covina, CA – April 26, 2012. Kaiser Federal Financial Group, Inc. (the “Company”) (Nasdaq: KFFG), the holding company for Kaiser Federal Bank (the “Bank”), reported net income of $1.6 million, or $0.18 per diluted share for the quarter ended March 31, 2012 and $5.7 million, or $0.63 per diluted share for the nine months then ended.  This compares to net income of $2.3 million, or $0.25 per diluted share for the quarter ended March 31, 2011 and $6.3 million, or $0.68 per diluted share for the nine months then ended.

“We are committed to ensuring long-term stable growth by positioning ourselves to expand market share in our core geographic markets,” said Dustin Luton, President and Chief Executive Officer of Kaiser Federal Financial Group.   Luton continued, “We are on track with our strategic initiatives and continue to deploy capital by expanding eCommerce and lending delivery channels as well as investing in the long term value of the Company through our stock repurchase program.”

At March 31, 2012, $179.7 million, or 56.7% of our one-to-four family residential mortgage portfolio was serviced by others.  Due to a number of factors, including the high rate of loan delinquencies nationwide, we believe two servicers have not vigorously pursued collection efforts on our behalf.  Delinquent one-to-four family loans 60 days or more totaled $9.2 million at March 31, 2012 which includes $8.6 million of delinquent loans serviced by these two servicers. We previously filed legal suit seeking to obtain the transfer of servicing rights on $138.6 million of loans serviced by them to us and have entered into an agreement with one of the servicers to transfer $56.0 million in servicing to us in May 2012.  Included in the $56.0 million in loans serviced are $6.1 million in delinquent loans 60 days or more at March 31, 2012.   We are currently in settlement negotiations with the other servicer.

Net interest income remained relatively stable for the three and nine months ended March 31, 2012 as compared to the same periods last year.  Net interest income decreased slightly by $172,000, or 2.28% to $7.4 million for the quarter ended March 31, 2012 as compared to $7.5 million for the quarter ended March 31, 2011. Net interest income increased $243,000, or 1.09% to $22.5 million for the nine months ended March 31, 2012 from $22.2 million for the same period last year.  While net interest income remained relatively stable, net interest margin declined to 3.30% for the quarter ended March 31, 2012 from 3.57% for the quarter ended March 31, 2011.  Net interest margin declined to 3.43% for the nine months ended March 31, 2012 from 3.54% for the nine months ended March 31, 2011.  The decline in the net interest margin was primarily a result of a decline in the average yield on loans as well as an increase in the balance of lower yielding cash and cash equivalents, and securities available-for-sale.

Noninterest expense increased $835,000, or 16.69% to $5.8 million for the quarter ended March 31, 2012 as compared to $5.0 million for the quarter ended March 31, 2011.  Noninterest expense increased $2.0 million, or 14.11% to $16.6 million for the nine months ended March 31, 2012 from $14.5 million for the same period last year.  The increase for both comparative periods was primarily due to an increase in salaries and benefits and professional services.  The increase in salaries and benefits was a result of an increase in employees hired primarily in the areas of eCommerce and lending.  Employees hired in eCommerce will focus on expanding customer relationships through enhanced eCommerce delivery channels such as online and mobile banking as well as bill payment services.  We have also hired seasoned loan officers, underwriters and support staff in the income property and one-to-four family origination departments.  Professional services for both comparative periods increased due to an increase in financial advisory, strategic and leadership advisory services as well as recruitment costs.  Additionally for the quarter ended March 31, 2012 REO and foreclosure expenses increased $130,000 from $32,000 for the quarter ended March 31, 2011 to $162,000 for the quarter ended March 31, 2012.  The increase was primarily due to an increase of $118,000 in foreclosure expenses from $44,000 for the quarter ended March 31, 2011 to $162,000 for the quarter ended March 31, 2012.

Asset quality metrics continued to improve during the third quarter of fiscal 2012.  The allowance for loan losses to non-performing loans was 31.61% at March 31, 2012 as compared to 43.06% at June 30, 2011.  The decline in the allowance for loan losses to non-performing loans was a result of $2.2 million in charge-offs of previously identified specific valuation allowances on loans generally six months or more delinquent during the nine months ended March 31, 2012.  There was no provision for loan losses for the three and nine months ended March 31, 2012 as compared to no provision for the three months ended March 31, 2011 and $950,000 for the nine months ended March 31, 2011. The decline in the provision for the nine months ended March 31, 2012 was primarily a result of a decline in historical loss ratios and peer group loss factors on loans collectively evaluated for impairment.  While annualized net charge-offs increased to 0.65% of average outstanding loans for the nine months ended March 31, 2012 as compared to 0.39% of average outstanding loans for the year ended June 30, 2011, historical loss ratios declined as specific valuation allowances were previously included in the historical loss factors in the periods they were identified.  Delinquent loans 60 days or more totaled $10.0 million, or 1.40% of total loans at March 31, 2012 as compared to $10.5 million, or 1.48% of total loans at June 30, 2011.  Non-performing loans decreased $1.3 million to $25.1 million at March 31, 2012 from $26.4 million at June 30, 2011.  The decrease in non-performing loans was primarily attributable to charge-offs of specific valuation allowances during the nine months ended March 31, 2012.  Consequently, non-performing loans to total loans declined to 3.50% at March 31, 2012 from 3.73% at June 30, 2011.  The provision reflected management’s continuing assessment of the credit quality of the Company’s loan portfolio, which is affected by various trends, including current economic conditions.

Total assets increased to $945.0 million at March 31, 2012 from $856.4 million at June 30, 2011 due primarily to an increase in cash and cash equivalents, and securities available-for-sale.  The increase in assets was funded with Federal Home Loan Bank (“FHLB”) advances and increased deposits. Securities available-for-sale increased to $58.0 million at March 31, 2012 from $16.0 million at June 30, 2011 due to the purchase of $57.3 million in agency mortgage-backed securities and collateralized mortgage obligations, offset by $15.3 million in maturities, principal repayments and amortization.

FHLB advances increased to $100.0 million at March 31, 2012 as compared to $60.0 million at June 30, 2011.  The weighted average cost of FHLB advances was 2.85% at March 31, 2012 as compared to 4.86% at June 30, 2011.  Deposits increased $48.2 million to $682.9 million at March 31, 2012 as compared to $634.7 million at June 30, 2011.  The $48.2 million increase in deposits was comprised of $16.3 million in noninterest bearing deposits and $31.8 million in interest bearing deposits.  The increase in noninterest bearing deposits is typical this time of year due to tax refunds as well as an extra payroll deposit received by a significant number of our customers at the end of the quarter.  The increase in interest bearing deposits was primarily a result of the introduction of new money market and interest-bearing checking products as well as continued growth in existing money market and savings products as certain customers prefer the short-term flexibility of non-certificate accounts in a low interest rate environment.

Pursuant to the previously announced stock repurchase program, the Company continues to deploy capital in repurchasing shares.  The Company intends to repurchase up to 5% of its issued and outstanding shares, or up to approximately 480,257 shares.  For the three months ended March 31, 2012, the Company repurchased 378,000 shares at an aggregate cost of $5.2 million, net of commissions.  The shares were repurchased at a weighted average price of $13.68 per share.  For the nine months ended March 31, 2012, the Company repurchased 435,000 shares at an aggregate cost of $5.9 million, net of commissions.  The shares were repurchased at a weighted average price of $13.47 per share.

Total stockholders’ equity, represented 16.52% of total assets and decreased to $156.1 million at March 31, 2012 from $157.4 million at June 30, 2011.  The decrease in stockholders’ equity was primarily attributable to shares repurchased during the nine months ended March 31, 2012 pursuant to the stock repurchase program and cash dividends paid of $663,000 offset by an increase in retained earnings.  Currently, the Bank meets all regulatory capital requirements established by bank regulators in order to be classified as a “well-capitalized” bank.

Except for the historical information contained in this press release, the matters discussed may be deemed to be forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties.  Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures; changes in the interest rate environment; demand for loans in Kaiser Federal Bank’s market area; adverse changes in general economic conditions, either nationally or in Kaiser Federal Bank’s market areas; adverse changes within the securities markets; legislative and regulatory changes that could adversely affect the business in which the Company and its subsidiary are engaged; the future earnings and capital levels of Kaiser Federal Bank, which would affect the ability of the Company to pay dividends in accordance with its dividend policies; and other risks detailed from time to time in the Company’s Securities and Exchange Commission filings.  Actual strategies and results in future periods may differ materially from those currently expected.  We caution readers not to place undue reliance on forward-looking statements. The Company disclaims any obligation to revise or update any forward-looking statements contained in this release to reflect future events or developments.

KAISER FEDERAL FINANCIAL GROUP, INC.
Selected Financial Data and Ratios (Unaudited)
March 31, 2012
(Dollars in thousands, except per share data)

Selected Financial Condition Data and Ratios:	March 31, 2012	June 30, 2011
Total assets	$944,965	$856,439
Gross loans receivable	715,708	708,013
Allowance for loan losses	(7,928)	(11,367)
Cash and cash equivalents	138,752	89,654
Securities available-for-sale, at fair value	57,986	16,038
Total deposits	682,886	634,709
Borrowings	100,000	60,000
Total stockholders’ equity	$156,136	$157,399

Asset Quality Ratios:
Equity to total assets	16.52%	18.38%
Delinquent loans 60 days or more to total loans	1.40%	1.48%
Non-performing loans to total loans	3.50%	3.73%
Non-performing assets to total assets	2.73%	3.18%
Net charge-offs to average loans outstanding (YTD annualized)	0.65%	0.39%
Allowance for loan losses to total loans	1.11%	1.61%
Allowance for loan losses to non-performing loans	31.61%	43.06%

	Three Months Ended March 31		Nine Months Ended March 31,
Selected Operating Data and Ratios:	2012	2011	2012	2011
Interest income	$9,924	$10,695	$30,617	$33,085
Interest expense	(2,560)	(3,159)	(8,154)	(10,864)
Net interest income	7,364	7,536	22,463	22,221
Provision for loan losses	—	—	—	(950)
Net interest income after provision for loan losses	7,364	7,536	22,463	21,271
Noninterest income	1,094	1,158	3,325	3,371
Noninterest expense	(5,839)	(5,003)	(16,579)	(14,529)
Income before income tax expense	2,619	3,691	9,209	10,113
Income tax expense	(972)	(1,430)	(3,461)	(3,818)
Net income	$1,647	$2,261	$5,748	$6,295

Net income per share – basic and diluted	$0.18	$0.25	$0.63	$0.68
Return on average assets (annualized)	0.71%	1.02%	0.84%	0.96%
Return on average equity (annualized)	4.14%	5.86%	4.82%	6.72%
Net interest margin (annualized)	3.30%	3.57%	3.43%	3.54%
Efficiency ratio	69.03%	57.55%	64.29%	56.77%

KAISER FEDERAL FINANCIAL GROUP, INC.
Selected Financial Data and Ratios (Unaudited)
March 31, 2012
(Dollars in thousands)

	At March 31,	At June 30,
Non-accrual loans:	2012	2011
Real estate loans:
One-to-four family	$10,882	$9,513
Multi-family residential	1,558	1,757
Commercial	1,588	2,252
Other loans:
Automobile	—	—
Home equity	37	—
Other	4	5
Troubled debt restructurings:
One-to-four family	7,493	8,872
Multi-family residential	872	1,332
Commercial	2,646	2,665
Total non-accrual loans	25,080	26,396

Real estate owned and repossessed assets:
Real estate:
One-to-four family	115	828
Multi-family residential	—	—
Commercial	610	—
Other:
Automobile	—	10
Home equity	—	—
Other	—	—
Total real estate owned and repossessed assets	725	838
Total non-performing assets	$25,805	$27,234

	Loans Delinquent :
	60-89 Days		90 Days or More		Total Delinquent Loans
Delinquent Loans:	Number of Loans	Amount	Number of Loans	Amount	Number of Loans	Amount
At March 31, 2012
Real estate loans:
One-to-four family	1	$412	23	$8,800	24	$9,212
Multi-family residential	—	—	1	744	1	744
Commercial	—	—	—	—	—	—
Other loans:
Automobile	1	6	—	—	1	6
Home equity	—	—	—	—	—	—
Other	2	11	2	4	4	15
Total loans	4	$429	26	$9,548	30	$9,977

At June 30, 2011
Real estate loans:
One-to-four family	2	$1,043	17	$6,583	19	$7,626
Multi-family residential	1	457	1	1,757	2	2,214
Commercial	—	—	1	637	1	637
Other loans:
Automobile	1	6	—	—	1	6
Home equity	—	—	—	—	—	—
Other	1	3	3	5	4	8
Total loans	5	$1,509	22	$8,982	27	$10,491